Exhibit 99.1

PRESS RELEASE - FOR IMMEDIATE RELEASE

DUNCAN A. MCINTYRE JOINS INYX IN THE NEW POSITION OF
MANAGING DIRECTOR OF INYX EUROPE LIMITED

NEW YORK - April 4, 2006 - Inyx, Inc. (OTC BB: IYXI), a specialty pharmaceutical company focused on niche drug delivery technologies and products, announced today that Duncan A. McIntyre has joined the company in the newly established position of Managing Director of Inyx Europe Limited. Mr. McIntyre is directing the management and integration of the company’s two operating subsidiaries in the United Kingdom, Inyx Pharma Ltd. and Ashton Pharmaceuticals Ltd. He will also supervise the management and assimilation of Inyx’s pending acquisition of a German pharmaceutical production business, which is scheduled to be completed by June 30, 2006.

Jack Kachkar, M.D., Chairman & CEO of Inyx, Inc., said, “We are very pleased to have someone with Duncan McIntyre’s experience come on board as his background is ideally suited to steer the integration and management of Inyx’s expanding scope of operations in Europe.” Dr. Kachkar added, “Mr. McIntyre is the first of several new executives that will be joining Inyx this year to prudently manage our company’s expected growth on both sides of the Atlantic.”

“I am very excited to join Inyx at this time in its evolution as a rapidly growing, vertically integrated, specialty pharmaceutical company,” said Mr. McIntyre.

From 2002 through last month, Mr. McIntyre was Supply Chain Director of Boots Healthcare International (BHI), formerly the U.K.-headquartered drug-manufacturing division of The Boots Company PLC, which was sold on February 1, 2006 to Reckitt Benckiser PLC. At BHI, Mr. McIntyre had six plants reporting to him: four in the U.K., one in Germany and one in Thailand. From 1991 through 2002, Mr. McIntyre held several different operating management positions at Glaxo Smith Kline companies.

Mr. McIntyre holds a BA in Natural Sciences from the University of Cambridge, Churchill College, and a MBA from Strathclyde Graduate Business School in the United Kingdom.

About Inyx

Inyx, Inc. is a specialty pharmaceutical company with niche drug delivery technologies and products for the treatment of respiratory, allergy, dermatological, topical and cardiovascular conditions. Inyx focuses its expertise on both prescription and over-the-counter pharmaceutical products, and provides specialty pharmaceutical development and production consulting services. In addition, Inyx is developing its own proprietary products. The company’s operations are conducted through several wholly owned subsidiaries: Inyx USA, Ltd., based in Manati, Puerto Rico; Inyx Pharma Ltd. and Inyx Europe Limited, which owns and operates Ashton Pharmaceuticals Ltd., all near Manchester, England; Inyx Canada, Inc. in Toronto; and Exaeris, Inc., based in Exton, Pennsylvania. Inyx, Inc.’s corporate offices are in New York City. For more information, please visit: www.inyxgroup.com.

Safe Harbor

Statements about Inyx’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.